Exhibit 10.5

AGREEMENT FOR ASSIGNMENT OF A MEMBERSHIP INTEREST IN

LITTLE AJAX II LLC

THIS ASSIGNMENT AGREEMENT (this “Agreement”) is made this 8th day of July, 2014, by and between the entities identified on Exhibit “A” (collectively the “Sellers” and each individually a “Seller”), and Great Ajax Corp., a Maryland corporation (“Great Ajax”).

Each of the Sellers is a member of Little Ajax II LLC, a Delaware limited liability company, (“Little Ajax”). Each of the Sellers currently holds the percentage membership interest in Little Ajax set forth opposite such Seller’s name on Exhibit “A” (each Seller’s membership interest in Little Ajax is referred to as its “Membership Interest” and all of the membership interests held by the Sellers, collectively, are referred to herein as the “Membership Interests”).

Other than the Sellers, the only other member of Little Ajax is AS Ajax D LLC, a Delaware limited liability company (“AS Ajax”). AS Ajax has agreed to execute a copy of this Agreement to acknowledge its consent to the assignments described in this Agreement and its acceptance of Great Ajax as a substitute member of Little Ajax.

Great Ajax has offered to sell 8,666,667 shares of its common stock pursuant to the certain terms and conditions set forth in an Offering Memorandum dated as of June 30, 2014 (the “Offering Memorandum”). The date upon which the sale of the shares offered pursuant to the Offering Memorandum closes is referred to herein as the Closing Date.

Each of the Sellers has agreed to sell such Seller’s Membership Interest to Great Ajax and Great Ajax has agreed to purchase the Membership Interests from the Sellers upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for good and valuable consideration, as set forth herein, intending to be legally bound hereby, the Sellers and Great Ajax agree as follows:

1.           Interests Assigned. Each of the Sellers hereby agrees to sell, assign, transfer and convey the entirety of the such Seller’s Membership Interest to Great Ajax effective as of the Closing Date hereof. Each of the Sellers shall execute and deliver to Great Ajax an assignment of such Seller’s Membership Interest (the “Assignment”) in the form attached hereto as Exhibit “B.”

2.           Consideration.

2.1        As consideration for the assignment of the Membership Interests to Great Ajax, Great Ajax shall pay to each Seller an amount equal to the product of (a) such Seller’s percentage ownership interest in Little Ajax, as set forth on Exhibit “A”, multiplied by (b) the “Adjusted Ownership Interest Amount” of the Membership Interests as of the Closing Date, as determined pursuant to the formula set forth in Section 2.2 of this Agreement (the “Consideration”).

2.2        The “Adjusted Ownership Interest Amount” is an amount equal to (a) the original capital contributions of all of the members of Little Ajax, minus (b) all cash distributions to the members of Little Ajax paid out prior to the Closing Date, plus (c) all interest income received by Little Ajax on its loans from the date of acquisition of the loan through the Closing Date plus (d) all earned discount received by Little Ajax on its loans from the date of acquisition of the loan through the Closing Date, plus (e) all accrued but unpaid interest on loans owned directly by Little Ajax or in which Little Ajax owns a participation interest that are not more than sixty (60) days delinquent on a contractual basis, up to a maximum of fifty-nine (59) days of interest, minus (f) all servicing fees paid or owed in connection with its loans from the date of acquisition of the loan through the Closing Date.

3.           Payment of Consideration.

3.1        On the Closing Date, Great Ajax shall pay to each Seller, by wire transfer, an amount equal to the product of (a) such Seller’s percentage ownership interest in Little Ajax, as set forth on Exhibit “A”, multiplied by (b) (i) the original capital contributions of all of the members of Little Ajax, minus (ii) all cash distributions to the members of Little Ajax paid out prior to the Closing Date.

3.2        Within ninety (90) days after the Closing Date, Great Ajax shall deliver to each Seller a schedule setting forth its computation of the actual Consideration calculated pursuant to Section 2 of this Agreement. If such computation indicates a balance is due to the Sellers, Great Ajax shall, within five (5) business days thereafter, pay to each Seller, by wire transfer, such Seller’s portion of the balance of the of the Consideration owed. If the computation indicates that the Consideration is less than the amount paid pursuant to Section 3.1 of this Agreement, each Seller shall repay to Great Ajax, within five (5) business days after delivery of the computation, an amount equal to such Seller’s overpayment.

4.           Consent to Transactions.

4.1        Solely in its capacity as a member of Little Ajax, AS Ajax hereby acknowledges its consent to the assignments described in this Agreement and its acceptance of Great Ajax as a substitute member of Little Ajax.

4.2        As a condition precedent to the obligations of Great Ajax, Great Ajax shall have received a certificate from the Manager of Little Ajax in the form of Exhibit “C” to this Agreement.

5.           Representations and Warranties of Sellers.  Each Seller, severally, and not jointly hereby represents and warrants to Great Ajax, which representations and warranties set forth herein shall survive the close of the assignment and assumption set forth herein for a period of one (1) year from the date hereof:

5.1        Such Seller is the owner of the Membership Interest set forth opposite its name on Exhibit A, subject to no liens, encumbrances, claims or charges of any kind.

5.2        Such Seller is an entity duly organized, validly existing and in good standing under the laws of the state of its organization.

5.3        Such Seller has the full power and authority to enter into this Agreement and consummate all transactions contemplated by this Agreement. Such Seller has duly authorized the execution, delivery and performance of this Agreement, has duly executed and delivered this Agreement, and this Agreement constitutes the legal, valid and binding obligations of it, enforceable against it in accordance with its terms, subject to bankruptcy laws and other similar laws of general application affecting rights of creditors and subject to the application of the rules of equity, including those respecting the availability of specific performance.

5.4        Neither the execution and delivery of this Agreement will result in the breach of any term or provision of the charter or by-laws or governing documents of such Seller or result in the breach of any material term or provision of, or conflict with any material agreement to which such Seller is subject, or result in the violation of any law, rule, regulation, order, judgment or decree to which such Seller or its property is subject, which breach, conflict, acceleration or violation would have a material adverse effect on the ability of such Seller to perform its obligations under this Agreement.

5.5        There is no action, suit or proceeding pending or, to the best of Sellers’ knowledge, threatened against such Seller in any court or by or before any other governmental agency or instrumentality which would prohibit its entering into this Agreement or performing any of its obligations under or pursuant to this Agreement.

6.           Representations and Warranties of Great Ajax.  Great Ajax hereby represents and warrants to the Sellers, which representations and warranties set forth herein shall survive the close of the assignment and assumption set forth herein for a period of one (1) year from the date hereof, except that the representation set forth in Section 6.4 shall survive indefinitely:

6.1        Great Ajax is an entity duly organized, validly existing and in good standing under the laws of Maryland.

6.2        Great Ajax has the full power and authority to enter into this Agreement and consummate all transactions contemplated by this Agreement. Great Ajax has duly authorized the execution, delivery and performance of this Agreement, has duly executed and delivered this Agreement, and this Agreement constitutes the legal, valid and binding obligations of it, enforceable against it in accordance with its terms, subject to bankruptcy laws and other similar laws of general application affecting rights of creditors and subject to the application of the rules of equity, including those respecting the availability of specific performance.

6.3        Neither the execution and delivery of this Agreement will result in the breach of any term or provision of the charter or by-laws or governing documents of Great Ajax or result in the breach of any material term or provision of, or conflict with any material agreement to which Great Ajax is subject, or result in the violation of any law, rule, regulation, order, judgment or decree to which Great Ajax or its property is subject, which breach, conflict, acceleration or violation would have a material adverse effect on the ability of Great Ajax to perform its obligations under this Agreement.

6.4        Great Ajax acknowledges that it is a sophisticated investor and its decision to purchase the Membership Interests is based upon its own independent evaluations of the value of the Membership Interests. Great Ajax acknowledges that, except as specifically set forth in this Agreement, none of the Sellers nor its, manager, agents or representatives, have made any representations or warranties to Great Ajax as to the value of the Membership Interests or the value of the assets of Little Ajax.

7.           Attorney Fees, Costs and other Expenses.  In the event suit or action is instituted in connection with any controversy arising out of this Agreement, or in the enforcement of any right hereunder, the prevailing party shall be entitled to its actual, reasonable costs and reasonable attorney fees in such suit or action, trial, arbitration, interpleader, bankruptcy, hearing or any other judicial proceeding and on appeal taken there from.

8.           Entire Agreement.  This Agreement constitutes the entire agreement between the parties relating to the sale and purchase of the Membership Interests. There are no other agreements with respect to this subject, written or oral between the parties except as expressly set forth herein. Any amendment or modification of this Agreement or of any other agreement relating to the Membership Interests, or any waiver of any of the provisions thereof shall be valid only when reduced to writing and executed by all of the parties affected thereby.

9.           Duplicate Originals, Counterparts.  This Agreement may be executed in two or more counterparts each of which shall be deemed to be an original and all of which together shall constitute a single agreement. An electronic copy or facsimile showing the signature of a party shall be considered an original signature for all purposes.

10.         Place of Delivery and Governing Law.  This Agreement shall be deemed to have been made in the State of New York. This Agreement shall be construed in accordance with the laws of the State of New York and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with the laws of the State of New York, without regard to principles of conflicts of law (other than Section 5-1401 of the New York General Obligations Law which shall govern). The parties hereby agree that all disputes arising hereunder shall be submitted to and hereby subject themselves to the jurisdiction of the courts of competent jurisdiction, state and federal, in the State of New York.

11.         Further Assurances.  Each party to this Agreement agrees to execute and deliver such instruments and take such actions as the other party may, from time to time, reasonably request to effect the purpose and carry out the terms of this Agreement.

12.         Amendments.  Neither this Agreement, nor any provision hereof may be changed, waived, discharged or terminated orally, but only by a written instrument signed by all of the parties to this Agreement.

13.         Survival.  This Agreement includes provisions which the parties hereto intend will remain in effect after the closing of the transaction contemplated by this Agreement. Accordingly, this Agreement shall survive and remain in effect after the closing in accordance with the limitations on survivability set forth herein.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

SELLERS

FLEXPOINT MORTGAGE-ASSET HOLDINGS, LLC

By:	/s/ Michael Vostrizansky
Name:	Michael Vostrizansky
Title:	Vice President

BAY POND BMD USB VIII, INC.

By: Wellington Management Company, LLC,

As investment advisor

By:	/s/ Steven M. Hoffman
Name: Steven M. Hoffman
Vice President and Counsel

BAY POND USB III, INC.

By: Wellington Management Company, LLC,

As investment advisor

By:	/s/ Steven M. Hoffman
Name: Steven M. Hoffman
Vice President and Counsel

ITHAN CREEK MASTER INVESTORS CAYB USB VII, INC.

By: Wellington Management Company, LLC,

As investment advisor

By:	/s/ Steven M. Hoffman
Name: Steven M. Hoffman
Vice President and Counsel

PURCHASER

GREAT AJAX CORP.

By	/s/ Lawrence Mendelsohn
Name:	Lawrence Mendelsohn
Its:	Chief Executive Officer

CONSENT TO ADMISSION OF SUBSTITUTE MEMBER

AS AJAX D LLC

By its Manager Gregory Funding LLC

By	/s/ Irving Potter
Name:	Irving Potter
Its:	Authorized Agent

Exhibit “A”

LITTLE AJAX II LLC MEMBERSHIP INTERESTS

MEMBER’S NAME	OWNERSHIP INTEREST

FLEXPOINT MORTGAGE ASSETS HOLDINGS, LLC	41.00%

BAY POND BMD USB VIII, INC.	13.71%

BAY POND USB III, INC.	20.25%

ITHAN CREEK MASTER INVESTORS CAYB USB VII, INC.	7.04%

Exhibit “B”

Form of Assignment of the ACM Membership Interests

ASSIGNMENT OF MEMBERSHIP INTEREST IN

LITTLE AJAX II LLC

_____________________ (“Assignor”) is a member of Little Ajax II LLC, a Delaware limited liability company (the "LLC"). Pursuant to the terms of the agreement entitled Agreement for Assignment of a Membership Interest in Little Ajax II LLC dated as of July ___, 2014 (the “Membership Assignment Agreement”) by and among Assignor and certain other members of the LLC identified in the Membership Assignment Agreement as Sellers and Great Ajax Corp., and for the consideration described in the Membership Assignment Agreement, Assignor herby assigns to Great Ajax Corp. (“Assignee”) all of its membership interest in the LLC, including but not limited to all financial, governance and voting rights with respect to the assigned interests.

Further, the parties hereby agree as follows.

1. Acceptance of Membership.  Assignee has read the Operating Agreement of the LLC and the Amendment to Operating Agreement and agrees that, by execution of this Assignment,, it accepts membership in the LLC and agrees to be bound by all of the terms and conditions of the LLC’s Operating Agreement as amended. Notwithstanding the foregoing, nothing herein shall prohibit Assignee from subsequently agreeing to any modification or amendment to the Operating Agreement.

2. Representations and Warranties.  Assignor represents and warrants to Assignee:

2.1 Assignor is the owner of a ________% membership interest in the LLC (the “Membership Interest”), free and clear of all liens and encumbrances and has the full authority to assign the membership interest to Assignee.

2.2 Each of the representations and warranties of Assignor set forth in the Membership Assignment Agreement is true and correct, as of the effective date of this Assignment, except for such representations and warranties that were made as of a specific date which shall speak only as of such date.

This Assignment is effective as of the Closing Date set forth in the Membership Assignment Agreement.

[Assignor]

By
Name:
Its:

GREAT AJAX CORP.

By
Its President

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